Exhibit 10.1
ANALOG DEVICES, INC.
Amendment No. 4 to the 2006 Stock Incentive Plan, as amended
The 2006 Stock Incentive Plan, as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 thereto (the “Plan”) of Analog Devices, Inc. (the “Corporation”), is hereby amended as set forth below:
That Section 8(c) of the Plan is amended by adding the phrase “or, in the discretion of the Board, when the granting of such Restricted Stock Units in any foreign jurisdiction is delayed in connection with registration or approval to be obtained in connection with such Restricted Stock Units” after the phrase “or retirement of the Participant”.
     Except to the extent amended hereby, all of the terms, provisions and conditions set forth in the Plan are hereby ratified and confirmed and shall remain in full force and effect. The Plan and this amendment shall be read and construed together as a single instrument.
Approved by the Board of Directors on December 1, 2009